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                                     NEWS

                             FOR IMMEDIATE RELEASE
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                        SBA COMMUNICATIONS CORPORATION
                    APPOINTS STEVEN E. NIELSEN AS DIRECTOR

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, FRIDAY,
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NOVEMBER 16, 2001
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SBA Communications Corporation ("SBA" or the "Company") announced the appointment of Steven E. Nielsen, 38 years old, Chairman, President and Chief Executive Officer of Dycom Industries, Inc. (NYSE: "DY") to SBA's Board of Directors. Dycom Industries, Inc. is a leading provider of engineering, construction and maintenance services to telecommunication providers throughout the United States.

Steven E. Bernstein, SBA's Chairman, stated, "Mr. Nielsen has an in-depth knowledge of the telecommunications industry and an up-to-the minute perspective on current trends and issues. We are confident Steve will greatly benefit SBA as we continue to grow."

Mr. Nielsen replaces Mr. Robert Picow, who resigned from SBA's Board of Directors to pursue other interests. Subsequent to Mr. Nielsen's appointment and Mr. Picow's resignation, SBA continues to have six Board members.







SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses - site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 15,000 antenna sites in the United States.

For additional information, please contact Pamela J. Kline, Vice President, Capital Markets, at: (561) 995-7670.